Exhibit 99.3

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of February 25, 2019 (this “Agreement”), is by and among FEDNAT HOLDING COMPANY, a Florida corporation (“FedNat”) and Ballantyne Strong, Inc., a Delaware corporation (the “Stockholder”).

WHEREAS, concurrently herewith, FedNat, 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH”), Maison Managers, Inc., a Delaware corporation (“MM”), Maison Insurance Company, a Louisiana corporation (“MIC”), and ClaimCor, LLC, a Florida limited liability company (“CC” and, together with MM and MIC, each, a “Company” and, collectively, the “Companies”) are entering into an Equity Purchase Agreement (as it may be amended or modified from time to time, the “Purchase Agreement”) pursuant to which it is contemplated that FedNat will purchase all of the issued and outstanding capital stock and membership interests, as applicable, of the Companies (the “Acquisition”);

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, and has the right to direct the vote and dispose of, 1,038,409 shares of the issued and outstanding common stock of PIH beneficially owned by the Stockholder (such common stock, together with any other capital stock of PIH acquired by the Stockholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, a stock dividend or distribution, or a split-up, reverse stock split, recapitalization, combination, reclassification or otherwise, entitled to vote on the approval and adoption of the Purchase Agreement, being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the approval of the Acquisition by the affirmative vote of Persons holding a majority of all issued and outstanding shares of the common stock of PIH is a condition precedent to the consummation of the Acquisition; and

WHEREAS, as an inducement to FedNat to enter into the Purchase Agreement and incur the obligations therein, FedNat has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Recitals; Definitions. The recitals set forth above are true and correct, and incorporated into this Agreement by this reference. Capitalized terms used in this Agreement, but not defined herein, shall have the meanings given to those terms in the Purchase Agreement.

2.            Agreement to Vote; Restrictions on Voting and Dispositions.

(a)          Agreement to Vote. The Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Time (as defined in Section 5), at any meeting (whether annual or special and each adjourned or postponed meeting) of PIH’s stockholders, however called, or in connection with any written consent of PIH’s stockholders, the Stockholder will cause the Shares to be represented at such meeting (or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum), and vote or cause to be voted (including by written consent, if applicable) all of the Shares, both: (i) in favor of the approval and adoption of the Purchase Agreement and the Acquisition, including any proposal to adjourn or postpone such meeting of PIH’s stockholders (that is not opposed by FedNat) to a later date if there are not sufficient votes to approve and adopt the Purchase Agreement and the Acquisition on the date on which such meeting is held; (ii) against any Acquisition Proposal, that, if accepted and ratified by the Board of Directors of PIH, would constitute a breach of PIH’s obligations under Section 5.03 of the Purchase Agreement; and (iii) against any other action or agreement that results, or could reasonably be expected to result, in a material breach of any covenant, agreement, representation or warranty or other obligation of PIH set forth in the Purchase Agreement or any other agreement entered into by PIH, the Companies, or any of their respective affiliates in connection with the Transactions, or prevent, materially impair or materially delay the consummation of the Acquisition (except in the manner permitted by the Purchase Agreement).

(b)          Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell (including short sales), transfer, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of, enter into a “put equivalent position” (as defined by Rule 16a-1(h) under the Exchange Act) or otherwise transfer or dispose of (including by operation of law) any Shares (collectively, “Transfer”), or enter into any agreement, arrangement or undertaking with respect to any Transfer of any Shares, other than to any affiliate; provided that as a condition to such Transfer with an affiliate, such affiliate shall agree in a signed writing reasonably acceptable to FedNat to be bound by and comply with all of the provisions of this Agreement. Any Transfer in violation of this Agreement shall be void.

3.            Transfer of Voting Rights; Inconsistent Agreements. The Stockholder hereby agrees that, prior to the Expiration Time, the Stockholder shall not, whether by grant of proxy or power of attorney, by deposit of any of the Shares into a voting trust or similar arrangement, by agreement, contract, or other arrangement with any Person (including, without limitation, any voting agreement or similar arrangement), or otherwise, grant, delegate or otherwise assign any of the Stockholder’s voting power as a stockholder of PIH, whether directly or indirectly, in any manner that is inconsistent with the Stockholder’s obligations under this Agreement.

4.            Representations, Warranties and Covenants of the Stockholder.

(a)          Representations and Warranties. The Stockholder represents and warrants to FedNat as follows:

(i)           Capacity. The Stockholder has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by it or the consummation by it of the transactions and agreements contemplated hereby.

(ii)          Due Authorization. This Agreement has been duly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder.

(iii)         Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by FedNat, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(iv)         Non-Contravention. Except as contemplated by this Agreement, the Stockholder is not a party to any grant of proxy or power of attorney, has not deposited any of the Shares into a voting trust or similar arrangement, has not entered into any agreement, contract, or other arrangement with any Person (including, without limitation, any voting agreement or similar arrangement), or otherwise granted, delegated or otherwise assigned any of its voting power as a stockholder of PIH, whether directly or indirectly, in any manner that is inconsistent with the Stockholder’s obligations under this Agreement. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions and agreements contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (X) conflict with or violate any provision of the organizational documents of the Stockholder; (Y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Stockholder pursuant to any Contract to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected; or (Z) violate any Law or judgment, order, injunction, ruling or decree of any Governmental Entity applicable to the Stockholder or any of the Stockholder’s properties or assets.

(v)          Ownership of Shares. Except for restrictions in favor of FedNat pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, the Stockholder is the beneficial owner of all of the Shares, in each case free and clear of Liens, and the Stockholder has the power to vote or direct the vote with respect to the Shares. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shares and the Stockholder has not assigned any rights associated with any Shares to any Person.

(vi)         Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened, against or affecting the Stockholder before or by any Governmental Entity, except as is not expected, and would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder in any respect.

(vii)        Reliance. The Stockholder understands and acknowledges that FedNat is entering into the Purchase Agreement in reliance upon its execution and delivery of this Agreement and the representations, warranties, covenants, and agreements of the Stockholder contained herein.

(b)          Covenants. The Stockholder hereby further covenants and agrees as follows:

(i)           The Stockholder hereby authorizes FedNat to publish and disclose in any announcement or disclosure in connection with the Transactions, including, without limitation, any registration statement filed with the SEC in connection with the Transactions and any other applicable filings under the Exchange Act or the Securities Act, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s obligations under this Agreement.

(ii)          The Stockholder hereby waives and agrees not to exercise any appraisal or dissenter’s rights that may arise with respect to the Shares in connection with the Acquisition.

(iii)         The Stockholder covenants and agrees, until the Expiration Time, to promptly notify FedNat of: (A) any fact, event, or circumstance that would constitute a breach of any of the representations, warranties, covenants, or other agreements of Stockholder in this Agreement; and (B) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

5.            Termination. Other than Section 5 and Section 6, all of which shall survive any termination of this Agreement, this Agreement and all obligations of the Stockholder hereunder will automatically terminate and cease to be of any further force and effect upon the earlier to occur of: (a) the Closing; and (b) the termination of the Purchase Agreement in accordance with its terms (such earlier time, the “Expiration Time”). Notwithstanding the foregoing provisions of this Section 5, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

6.            Miscellaneous.

(a)          Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) if personally delivered, on the date of delivery; (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service; (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit; or (iv) if delivered by email transmission, on the date of such transmission, provided, that confirmation of such transmission is received within one (1) Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to FedNat, to:

FedNat Holding Company

14050 NW 14th Street, Suite 180

Sunrise, FL 33323

Attention: Michael H. Braun, CEO and President

E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel

2 S. Biscayne Boulevard, Suite 2100

Miami, FL 33131

Attention: Nina S. Gordon, Esq.

E-Mail: nina.gordon@nelsonmullins.com

If to the Stockholder, to:

c/o 1347 Property Insurance Holdings, Inc.

1511 N. Westshore Blvd., Suite 870

Tampa, FL 33607

Attention: D. Kyle Cerminara

E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, OH 44114

Attention: Derek D. Bork, Esq.

email: derek.bork@thompsonhine.com

(c)          Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by FedNat and the Stockholder.

(d)          Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

(e)          Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f)           No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g)          Further Assurances; Ownership. From time to time prior to the Expiration Time at the request of FedNat, and without further consideration, the Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to carry out and fully effectuate the actions required by it under this Agreement.

(h)          No Group. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any Person, including FedNat, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law or of conferring upon FedNat beneficial ownership of any Shares.

(i)           Entire Agreement. This Agreement and the Purchase Agreement collectively embody the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Purchase Agreement by all of the parties thereto.

(j)           Capacity as Stockholder. This Agreement shall apply to the Stockholder solely in its capacity as a stockholder of PIH, and it shall not apply in any manner to the Stockholder or any of its Affiliates in any capacity as a director, officer or employee of PIH or any of the Companies or in any other capacity, and shall not limit or affect any actions taken by the Stockholder in any such other capacity.

(k)          Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

(l)           Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Section 5, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled under this Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (as defined below). Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6(l) shall not be required to provide any bond or other security in connection with any such order or injunction.

(m)         No Waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights or any of its rights with respect to any other matter relating to this Agreement.

(n)          Governing Law. This Agreement and all Actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(o)          Submission to Jurisdiction. Each party hereto agrees that it shall bring any Action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the District of Delaware or another court sitting in the State of Delaware (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 6(b).

(p)          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(P).

(q)          Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or Contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or Contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(r)           Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(s)          Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of Page Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

FEDNAT:

FEDNAT HOLDING COMPANY, a Florida corporation

By:	/s/ Michael Braun
Name:	Michael Braun
Title:	CEO

STOCKHOLDER:

BALLANTYNE STRONG, INC., a Delaware corporation

By:	/s/ D. Kyle Cerminara
Name:	D. Kyle Cerminara
Title:	Chief Executive Officer

[End of Agreement.]

SIGNATURE PAGE TO VOTING AGREEMENT